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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):    January 3, 1997
                                                      -----------------------



                         SHOP TELEVISION NETWORK, INC.
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             (Exact name of registrant as specified in its charter)



          DELAWARE                      33-14802              95-4186153
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(State or other jurisdiction          (Commission           (IRS Employer
     of incorporation)                File Number)        Identification No.)



   1800 CENTURY PARK EAST, 14th FLOOR
        LOS ANGELES, CALIFORNIA                              90067
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(Address of principal executive offices)                   (Zip Code)



     Registrant's telephone number, including area code:    (310) 203-2436
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ITEM 5.   OTHER EVENTS.

          On January 3, 1997, Shop Television Network, Inc., a Delaware corporation ("STN"), entered into a Settlement Agreement and Release (the "Settlement Agreement") with Hillel Chodos ("Chodos") and Fierstein & Sturman ("F&S"), former counsel to STN in its litigation with JCPenney Company, Inc. STN had been seeking to enforce against such former counsel an order issued by the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") on May 21, 1993, requiring the repayment to STN of approximately $283,498. Chodos and F&S had appealed the Bankruptcy Court's order, but the order was affirmed by the U.S. District Court and the Ninth Circuit Court of Appeals, and the United States Supreme Court denied a petition by Chodos and F&S for a writ of certiorari.

          Pursuant to the Settlement Agreement, all pending claims between the parties were dismissed and released, and the sum of $283,498, together with interest of $37,706, was paid to STN. An order approving the settlement and dismissing the adversary proceedings between the parties was issued by the Bankruptcy Court on February 10, 1997.

          As a result of the foregoing settlement, STN believes that it has wound up and closed its business and discharged its remaining liabilities. Accordingly, the Board of Directors has approved the making of a final liquidating distribution to stockholders of record on February 16, 1995, the record date for the initial liquidating distribution. STN currently anticipates making a final liquidating distribution of $0.13 per share of common stock, or approximately $804,000.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(c)   Exhibits.

      1. Settlement Agreement and Release among Hillel Chodos, Fierstein & Sturman and Shop Television Network, Inc.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.


                                     SHOP TELEVISION NETWORK, INC.



Dated: June 9, 1997                  By  /s/ Michael E. Rosen
                                       --------------------------------------
                                       Michael E. Rosen, Chairman of the Board,
                                       President and Chief Executive Officer





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